EXHIBIT 99.1

PRESS RELEASE

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Blair Christie
Cisco Systems, Inc.	Cisco Systems, Inc.
(408) 853-9848	(408) 525-4856
rojenkin@cisco.com	blchrist@cisco.com

Cisco Appoints New Board Member

Names Betsy Rafael Executive Officer

SAN JOSE, Calif. – July 16, 2003 – Cisco Systems, Inc. today announced the appointment of Roderick McGeary, 53, to its board of directors. Cisco also named Betsy Rafael, 42, vice president and corporate controller, to the role of principal accounting officer. In this capacity, Rafael will serve as an executive officer for Cisco.

McGeary was elected to Cisco’s board effective July 15, 2003 and will also serve on the company’s audit committee. McGeary replaces outgoing board member Arun Sarin, who resigned from the Board effective today, and is assuming the role of chief executive officer of Vodafone in London, beginning July 30, 2003.

McGeary’s career spans 31 years of managing global enterprises, with expertise ranging from finance, to start-up creation, to multi-billion dollar revenue generation. Most recently McGeary served as Chairman and Chief Executive Officer of Brience, Inc., a mobile software company. Prior to joining Brience in 2000, McGeary served as Co-President and Co-Chief Executive Officer of KPMG Consulting Inc., now BearingPoint, Inc. From 1996 to 1998 McGeary was employed by KMPG LLP as Vice Chairman of Consulting. Prior to 1996, Mr. McGeary served in several capacities with KPMG LLP including audit partner for technology clients.

“We are confident Rod’s broad range of business and financial expertise will be a strong complement to the Cisco board and we are fortunate to have access to his strategic insight and experience moving forward,” said John Morgridge, chairman of the board, Cisco Systems. “We thank Arun for the significant contributions he has made during his five-year tenure on the board, and we wish him much success in his new role as CEO at Vodafone.”

McGeary is a Certified Public Accountant and holds a Bachelor of Science degree in Accounting from Lehigh University. McGeary is also a member of the board of directors for BearingPoint, Inc., DigitalThink, Inc., and GRIC Communications, Inc.

In addition to McGeary, Cisco board members include: John Morgridge, chairman of the board, Cisco; Carol Bartz, chairman and CEO, Autodesk, Inc.; Larry Carter, senior vice president, Cisco; John Chambers, president and CEO, Cisco; Carly Fiorina, chairman and CEO, Hewlett-Packard Company; James F. Gibbons, professor of electrical engineering and special counsel for industrial relations, Stanford University; John L. Hennessy, Ph.D., president, Stanford University; James C. Morgan, chairman, Applied Materials, Inc; Donald Valentine, general partner, Sequoia Capital; Steven M. West, former COO, nCube, Inc.; and Jerry Yang, Chief Yahoo!, Yahoo, Inc.

Cisco Names Principal Accounting Officer, Executive Officer

Rafael joined Cisco in April 2002 as vice president and corporate controller. As principal accounting officer, Rafael will have company-wide responsibility for strategy and policy matters covering all aspects of accounting and financial reporting. Rafael also plays a significant role in facilitating Cisco’s compliance with Sarbanes-Oxley. She will continue to report to Cisco Senior Vice President and CFO, Dennis Powell.

Cisco Systems

Cisco Systems, Inc (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at http://www.cisco.com.

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